                                                                     EXHIBIT 4.4
                                                                     -----------


                                CREDIT AGREEMENT
                                ----------------


This Credit Agreement ("Agreement") is made and entered into on April 12, 2000, by and between Synbiotics Corporation, a California corporation, ("Borrower"), and Imperial Bank, a California banking corporation, ("Bank").

Subject to the terms and conditions of this Agreement, any security agreement(s) executed by Borrower in favor of Bank, any note(s) executed by Borrower in favor of Bank, or any other agreements executed in conjunction therewith (collectively, the "Loan Documents"), Bank shall make the loan(s) and or advance(s) (individually a "Loan" and collectively "Loans") referred to below to Borrower.

In consideration of mutual covenants and conditions hereof, the parties hereto agree as follows:

1.  AMOUNT AND TERMS OF CREDIT
    --------------------------

1.01     TERM LOAN COMMITMENT.

(a) TERM LOAN. Subject to the terms and conditions of this Agreement, Bank shall make available to Borrower a term loan (the "Term Loan") in the amount of Six Million Dollars ($6,000,000) the proceeds of which shall be used only for refinancing existing senior debt.

(b) TERM LOAN NOTE. The interest rate, payment terms, maturity date and certain other terms of the Term Loan will be contained in a promissory note dated the date of this agreement, as such may be amended or replaced from time to time.

1.02     REVOLVING CREDIT COMMITMENT.

(a) REVOLVING LINE OF CREDIT. Subject to the terms and conditions of this Agreement, provided that no event of default then has occurred and is continuing, Bank shall, upon Borrower's request make advances ("Revolving Loans") to Borrower, for general corporate purposes and the issuance of letters of credit, in an amount not to exceed Four Million Dollars ($4,000,000) (the "Revolving Line of Credit") until March 29, 2002 (the "Revolving Line of Credit Maturity Date"). Revolving Loans may be repaid and reborrowed, subject to the provisions of the LIBOR Addendum attached to the promissory note evidencing the Revolving Line of Credit, provided that all outstanding principal and accrued interest on the Revolving Loans shall be payable in full on the Revolving Credit Maturity Date.

(b) REVOLVING NOTE. The interest rate, payment terms maturity date and certain other terms of the Revolving Loan will be contained in a promissory note dated the date of this agreement, as such may be amended or replaced from time to time.

(c) LETTER OF CREDIT USAGE AND SUBLIMIT. Subject to availability under the Revolving Line of Credit, at any time and from time to time from the date hereof through the banking day immediately prior to the Revolving Line of Credit Maturity Date, Bank shall issue for the account of Borrower such standby and commercial letters of credit ("Letters of Credit") as Borrower may request, which requests shall be made by delivering to Bank a duly executed letter of credit application on Bank's standard form; provided, however, that the outstanding and undrawn amounts under all such Letters of Credit (i) shall not at any time exceed

$1,000,000 ("Letter of Credit Sublimit") and (ii) shall be deemed to constitute Revolving Loans for the purpose of calculating availability under the Revolving Line of Credit. Unless agreed to in writing by Bank, no Letter of Credit shall have an expiration date that is later than the Revolving Line of Credit Maturity Date. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank's form application and letter of credit agreement and other agreements required by Bank. Borrower will pay all usual issuance and other fees that Bank notifies Borrower it will be charged for issuing and processing Letters of Credit for Borrower.

1.03 LOAN FEES. In addition to any other amounts due, or to become due, concurrent with the execution hereof, in connection with: (a) the Revolving Line of Credit, Borrower shall pay to Bank a loan fee of Ten Thousand Dollars ($10,000) and (b) the Term Loan, Borrower shall pay to Bank a loan fee in the amount of Thirty Thousand Dollars ($30,000). Borrower has paid, and Bank hereby acknowledges receipt of Ten Thousand Dollars ($10,000) towards the payment of these Loan Fees. Borrower shall pay to Bank a fee on the unused portion of the Revolving Line of Credit equal to one-half percent (0.50%) per annum payable quarterly in arrears (any amounts reserved for letters of credit will be included in used portion).

1.04 DOCUMENTATION FEES, COSTS AND EXPENSES. In addition to any other amounts due, or to become due, concurrently with the execution hereof, Borrower agrees to pay to Bank a documentation fee in the amount of Five Thousand Dollars ($5000.00), and all other costs and expenses incurred by the Bank in the preparation of this Agreement, the other Loan Documents and the perfection of any security interest granted to Bank by Borrower.

1.05 COLLATERAL. Borrower shall grant or cause to be granted to Bank a first priority lien on any and all personal property assets of Borrower which is assigned or hereafter is assigned to Bank as security or in which Bank now has or hereafter acquires a security interest or pursuant to the terms of any security agreement, an intellectual property security agreement or otherwise as security for all of Borrower's obligations to Bank, all as may be subject to
Section 5.03 hereof.

1.06 COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all interest, fees, costs, and/or expenses due under this Agreement by charging Borrower's demand deposit account number 08-220-638 with Bank, or any other demand deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such demand deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.


2.  REPRESENTATIONS OF BORROWER
    ---------------------------

Borrower represents and warrants that:

2.01 EXISTENCE AND RIGHTS. Borrower is a corporation, duly organized and existing and in good standing under the laws of the state of California, which shall survive at least five years beyond the maturity of any Loans hereunder, and Borrower is authorized and in good standing to do business in the state of its incorporation. Borrower has the appropriate powers and adequate authority, rights and franchises to own its property and to carry on its business as now conducted, and is duly qualified and in good standing in each state in which the character of the properties owned by it therein or the conduct of its business makes such qualification necessary; and Borrower has the power and adequate authority to make and carry out this Agreement. Borrower has no investment in any other business entity (other than those listed on Schedule 2.01) unless
                                                      -------------
specified in writing to Bank.

2.02 AGREEMENT AUTHORIZED. The execution, delivery and performance of this Agreement and the Loan Documents are duly authorized and do not require the consent or approval of any governmental body or other regulatory authority; are not in contravention of or in conflict with any law or regulation or any term or provision of Borrower's articles of incorporation, or similar document as the case may be, and this Agreement is the valid, binding and legally enforceable obligation of Borrower in accordance with its terms; subject only to bankruptcy, insolvency or similar laws affecting creditors rights generally.

2.03 NO CONFLICT. The execution, delivery and performance of this Agreement and the Loan Documents are not in contravention of or in conflict with any agreement, indenture or undertaking to which Borrower is a party or by which it or any of its property may be bound or affected, and do not cause any lien, charge or other encumbrance to be created or imposed upon any such property by reason thereof.

2.04 LITIGATION. Except as disclosed in writing to Bank by Borrower, there is no litigation or other proceeding pending or threatened against or affecting Borrower which if determined adversely to Borrower or its interest would have a material adverse effect on the financial condition of Borrower, and Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or other governmental or regulatory authority.

2.05 FINANCIAL CONDITION. The consolidated balance sheet of Borrower as of December 31, 1999 and the related profit and loss statement for the 12- month period ended as of that date, a copy of which has heretofore been delivered to Bank by Borrower, and all other statements and data submitted in writing by Borrower to Bank in connection with this request for credit are true and correct, and said balance sheet truly presents the financial condition of Borrower as of the date thereof, and has been prepared in accordance with generally accepted accounting principles on a basis consistently maintained. Since such date there have been no material adverse changes in the financial condition or business of Borrower. Borrower has no knowledge of any liabilities, contingent or otherwise, at such date not reflected in said balance sheet, and Borrower has not entered into any special commitments or substantial contracts which are not reflected in said balance sheet, other than in the ordinary and normal course of its business, which may have a materially adverse effect upon its financial condition, operations or business as now conducted.

2.06 TITLE TO ASSETS. Borrower has good title to its assets, and the same are not subject to any liens or encumbrances other than those permitted by
Section 5.03 hereof.

2.07 TAX STATUS. Borrower has no liability for any delinquent state, local or federal taxes, and, if Borrower has contracted with any government agency, Borrower has no liability for renegotiation of profits.

2.08 TRADEMARKS, PATENTS. Borrower, as of the date hereof, possesses all necessary trademarks, trade names, copyrights, patents, patent rights, and licenses to conduct its business as now operated, without any known conflict with the valid trademarks, trade names, copyrights, patents and license rights of others.

2.09 REGULATION U. None of the proceeds of any Loan shall be used to purchase or carry margin stock (as defined within Regulation U of the Board of Governors of the Federal Reserve system).

2.10 ERISA. All defined benefit pension plans as defined in the Employees Retirement Income Security Act of 1974, as amended ("ERISA"), of Borrower meet, as of the date hereof, the minimum funding standards of Section 302 of ERISA, and no Reportable Event or Prohibited Transaction as defined in ERISA has occurred with respect to any such plan.


3.  CONDITIONS PRECEDENT TO LOAN
    ----------------------------

     Prior to Bank being obligated to make any Loan pursuant to this Agreement, Bank must receive all of the following, each of which must be in form and substance satisfactory to Bank:

3.01 PROMISSORY NOTE(S). Original, executed promissory note(s) as applicable.

3.02 SECURITY AGREEMENT. Original, executed security agreement(s) covering the personal property collateral securing the Loans.

3.03 FINANCING STATEMENT. Financing statement(s) executed by Borrower and any grantor of a security interest, including Borrower's subsidiaries.

3.04 INSURANCE. Borrower shall have delivered to Bank evidence of insurance coverage required pursuant to that Agreement to Provide Insurance executed by Borrower, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with Lenders Loss Payable endorsement in favor of Bank.

3.05 ORGANIZATIONAL DOCUMENTS. Copies of the articles of incorporation, or similar document as the case may be, of the any Borrower.

3.06 AUTHORIZATIONS. Certified copies of all action taken by any Borrower to authorize the execution, delivery and performance of the Loan Documents.

3.07     GOOD STANDING.   Good standing certificates from the appropriate
secretary of state of the state in which any Borrower is organized and in each state in which it is required to be qualified to do business.

3.08     CREDIT AGREEMENT.  This Agreement executed by Borrower.

3.09 ADDITIONAL DOCUMENTS. Such other documents as Bank may reasonably deem necessary.



4.  AFFIRMATIVE COVENANTS OF BORROWER
    ---------------------------------

Borrower agrees that so long as it is indebted to Bank, under borrowings, or other indebtedness, or so long as Bank has any obligation to extend credit to Borrower it will, unless Bank shall otherwise consent in writing:

4.01 RIGHTS AND FACILITIES. Maintain and preserve all rights, franchises and other authority adequate for the conduct of its business; maintain its properties, equipment and facilities in good order and repair; conduct its business in an orderly manner without voluntary interruption and, if a corporation or partnership, maintain and preserve its existence.

4.02 USE OF PROCEEDS. Use the proceeds of the Loans only for purposes specified in Section 1 of this Agreement.

4.03 INSURANCE. Maintain public liability, property damage and workers' compensation insurance and insurance on all its insurable property against fire and other hazards with responsible insurance carriers to the extent usually maintained by similar businesses and/or in the exercise of good business judgment, and as required by that Agreement to Provide Insurance executed by Borrower, with the Bank to be shown as Lenders Loss Payee on such policies.

4.04 TAXES AND OTHER LIABILITIES. Pay and discharge, before the same become delinquent and before penalties accrue thereon, all taxes, assessments and governmental charges upon or against it or any of its properties, and all its other liabilities at any time existing, except to the extent and so long as:

(a) The same are being contested in good faith and by appropriate proceedings in such manner as not to cause any materially adverse effect upon its financial condition or the loss of any right of redemption from any sale thereunder; and

(b) It shall have set aside on its books reserves (segregated to the extent required by generally accepted accounting practice) deemed by it to be adequate with respect thereto.

4.05 RECORDS AND REPORTS. Maintain a standard and modern system of accounting in accordance with generally accepted accounting principles on a basis consistently maintained; permit Bank's representatives to have access to, and to examine its properties, books and records at all reasonable times and upon reasonable notice during normal business hours; and furnish Bank:

(a) MONTHLY FINANCIAL STATEMENT. As soon as available, and in any event within thirty (30) days after the close of each month, a consolidated and consolidating balance sheet, profit and loss statement and reconciliation of Borrower's capital balance accounts as of the close of such period and covering operations for the portion of Borrower's fiscal year ending on the last day of such period, all in reasonable detail and reasonably acceptable to Bank, in accordance with generally accepted accounting principles on a basis consistently maintained by Borrower and certified by an appropriate officer of Borrower.

(b) QUARTERLY FINANCIAL STATEMENT. As soon as available, and in any event within forty-five (45) days after the close of each quarter (except Borrower's last fiscal quarter), a 10Q report and a consolidated and consolidating balance sheet, profit and loss statement and reconciliation of Borrower's capital balance accounts as of the close of such period and covering operations for the portion of Borrower's fiscal year ending on the last day of such period, all in reasonable detail and reasonably acceptable to Bank, in accordance with generally accepted accounting principles on a basis consistently maintained by Borrower and certified by an appropriate officer of Borrower.

(c) ANNUAL FINANCIAL STATEMENT. As soon as available, and in any event within ninety (90) days after and as of the close of each fiscal year of Borrower, a 10K report and a consolidated report of audit of Company, all in reasonable detail, audited by an independent certified public accountant selected by Borrower and reasonably acceptable to Bank, in accordance with generally accepted accounting principles on a basis consistently maintained by Borrower and certified by an appropriate officer of Borrower.

(d) OFFICER'S CERTIFICATE. Within forty-five (45) days after the end of each quarter and within ninety (90) days of fiscal year end of Borrower, a certificate of the chief financial officer of Borrower ("Compliance Certificate"), stating that Borrower has performed and observed each and every covenant contained in this Agreement to be performed by it and that no event has occurred and no condition then exists which constitutes an event of default hereunder or would constitute such an event of default upon the lapse of time or upon the giving of notice and the lapse of time specified herein; or, if any such event has occurred or any such condition exists, specifying the nature thereof in the form of Schedule 4.05 (c) attached hereto.

(e) AUDIT REPORTS. Promptly after the receipt thereof by Borrower, copies of any detailed audit reports submitted to Borrower by independent accountants in connection with each annual or interim work on the accounts of Borrower made by such accountants;

(f) STOCKHOLDER, SECURITY AND EXCHANGE COMMISSION STATEMENTS AND REPORTS. Promptly after the same are available, copies of all such proxy statements, financial statements and reports as Borrower or any subsidiary shall send to its members or stockholders as appropriate, if any, and copies of all reports which Borrower or any subsidiary may file with the Securities and Exchange Commission.

(g) OTHER INFORMATION. Such other information relating to the affairs of Borrower as the Bank reasonably may request from time to time.

4.06 WORKING CAPITAL. Maintain at all times working capital, meaning current assets (excluding all amounts due from stockholders, officers and affiliates) minus total current liabilities (including all amounts due to stockholders, officers and affiliates and any outstandings under the Revolving Line of Credit) of not less than Six Million Dollars ($6,000,000).

4.07 TANGIBLE NET WORTH. Maintain at all times a consolidated Tangible Net Worth (defined as stockholder's equity less any value for goodwill, trademarks, patents, copyrights, leaseholds, organization expense and other similar intangible items, and any amounts due from stockholders, officers and affiliates) plus Subordinated Debt, meaning debt subordinated to the obligations of Borrower to Bank, in form and substance satisfactory to Bank, of not less than Five Million Dollars ($5,000,000) to be increased on a cumulative basis by:
(i) 70% of positive net income, plus (ii) 100% of the proceeds from the sale of issuance of stock by Borrower, plus (iii) 100% of the equity issued in connection with mergers and acquisitions, plus (iv) 100% of extraordinary gains; all calculated in accordance with generally accepted accounting principles on a basis consistently maintained by Borrower.


4.08 FIXED CHARGE COVERAGE RATIO. Maintain at all times on a consolidated basis, a Fixed Charge Coverage Ratio of not less than 1.50 to 1.00. Fixed Charge Coverage Ratio is defined as the ratio of EBITDA divided by the sum of (a) current maturities of Long Term Debt, plus (b) capital lease expense, (c) plus interest expense, (d) plus cash state and federal income taxes actually paid. EBITDA shall mean the sum of (a) net income after taxes, plus (b) interest expense, plus (c) consolidated income tax expense, plus (d) depreciation and amortization expense. Long Term Debt shall mean those debts or renewals or extensions thereof whose original terms exceed one (1) year.

4.09 FUNDED SENIOR DEBT TO EBITDA. Maintain at all times on a consolidated basis a ratio of Funded Senior Debt to EBITDA of not more than 3.0 to 1.0 beginning with test date March 31, 2000 through and including December 31, 2001; of not more than 2.5 to 1.0 beginning with March 31, 2002 through and including December 31, 2002; and of not more than 2.0 to 1.0 beginning with March 31, 2003 through maturity. Funded Senior Debt shall mean all liabilities of whatever nature or duration consisting of indebtedness for borrowed money or indebtedness (including obligations under capital leases but excluding debt subordinated to the obligations of Borrower to Bank) incurred to finance the purchase of any asset (including letter of credit obligations). EBITDA shall mean the sum of (a) net income after taxes, plus (b) interest expense, plus (c) consolidated income tax expense, plus (d) depreciation and amortization expense. Long Term Debt shall mean those debts or renewals or extensions thereof whose original terms exceed one (1) year.

For purposes of determining the Leverage Ratio and the Fixed Charge Coverage Ratio, EBITDA shall be calculated as set forth in the table below opposite the applicable Test Date:

                Test Date                  EBITDA CALCULATION
                ---------                  ------------------

           3/31/00 EBITDA for the prior fiscal quarter ended on the test date multiplied by 4.

           6/30/00 EBITDA for the prior two fiscal quarters ended on the test date multiplied by 2.

           9/30/00 EBITDA for the prior three fiscal quarters ended on the test date multiplied by 4 then divided by 3.

           12/31/00 and each           EBITDA for the prior four fiscal quarters
           quarter  thereafter         ended on the test date


4.10 ERISA. Cause all defined benefit pension plans, as defined in ERISA, of Borrower to, at all times, meet the minimum funding standards of Section 302 of ERISA, and ensure that no Reportable Event or Prohibited Transaction, as defined in ERISA, will occur with respect to any such plan.

4.11 LAWS. At all times comply with, or cause to be complied with, all laws, statues, rules, regulations, orders and directions of any governmental authority having jurisdiction over Borrower or Borrower's business.

4.12 GAAP. Compliance with all financial covenants shall be calculated based on generally accepted accounting principles applied on a consistent basis as maintained by Borrower.

4.13 OPERATING ACCOUNTS. Maintain all primary accounts and banking relationship with the Bank. Maintain, or cause to be maintained, on deposit with Bank, non-interest bearing demand deposit balances sufficient to compensate Bank for all services provided by Bank. Balances shall be calculated after reduction for the reserve requirement of the Federal Reserve Board and uncollected funds. Any deficiencies shall be charged directly to the Borrower on a monthly basis.

4.14 NOTICES. Promptly notify Bank in writing of (i) the occurrence of any Event of Default hereunder or any event which upon notice and lapse of time would be an Event of Default; (ii) all litigation affecting Borrower where the amount is Fifty Thousand Dollars ($50,000) or more; any substantial dispute which may exist between Borrower and any governmental regulatory body or law enforcement authority; any change in Borrower's name or principal place of business; or any other matter which has resulted or might result in a material adverse change in Borrower's financial condition or operations.


5.  NEGATIVE COVENANTS OF BORROWER
    ------------------------------

Borrower agrees that so long as it is indebted to Bank, or so long as Bank has any obligation to extend credit to Borrower, it will not, without Bank's written consent:

5.01 TYPE OF BUSINESS; MANAGEMENT; CHANGE IN CONTROL. Make any substantial change in the character of its business or make any change in its executive management.

5.02 OUTSIDE INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness for borrowed moneys other than Loans from the Bank except obligations now existing as shown in the financial statement dated December 31, 1999, excluding those obligations being refinanced by Bank, and other than those Permitted Indebtedness listed on Schedule 5.02 attached hereto, or sell or transfer, either with or without recourse, any accounts or notes receivable or any moneys due or to become due.

5.03 LIENS AND ENCUMBRANCES. Create, incur, permit to exist, or assume any mortgage, pledge, encumbrance, lien or charge of any kind upon any asset now owned or hereafter acquired by it, other than liens for taxes not delinquent and liens in Bank's favor and other than liens agreed to in writing by Bank (as shown on Schedule 5.03 Permitted Liens).

5.04 LOANS, INVESTMENTS, SECONDARY LIABILITIES. Make any loans or advances to any person or other entity other than in the ordinary and normal course of its business as now conducted or make any investment in the securities of any person or other entity other than the United States Government; or guarantee or otherwise become liable upon the obligation of any person or other entity, except by endorsement of negotiable instruments for deposit or collection in the ordinary and normal course of its business.

5.05 ACQUISITION OR SALE OF BUSINESS; MERGER OR CONSOLIDATION. Purchase or otherwise acquire the assets or business of any person or other entity; or liquidate, dissolve, merge or consolidate, or commence any proceedings therefor; or sell any assets except in the ordinary and normal course of its business as now conducted; or sell, lease, assign, or transfer any substantial part of its business or fixed assets, or any property or other assets necessary for the continuance of its business as now conducted, including without limitation the selling of any property or other asset accompanied by the leasing back of the same.

Notwithstanding the above, Borrower is permitted to acquire the assets comprising the Poultry Diagnostics Business from Kirkegaard & Perry Laboratories ("KPL") for Six Million Dollars ($6,000,000) pursuant to the Exchange Agreement dated April 14, 2000 by and between Borrower and KPL.

In addition, Bank acknowledges Borrower and the members and managers of W3 Commcerce LLC ("W3C") have entered into an Exchange Agreement dated as of January 12, 2000 whereby the individual members of W3C agreed to exchange their membership interests in W3C solely for the convertible subordinated promissory notes of Borrower with an aggregate original principal amount equal to Two Million Eight Hundred Twelve Thousand Four Hundred Ninety-nine Dollars and Fifty Cents ($2,812,499.50) and, if and when certain contingencies are satsified as stated in the subordinated promissory notes, shares of common stock of Borrower.

5.06 CAPITAL EXPENDITURES. Make or incur obligations for fixed or capital assets, which includes purchase money indebtedness or capital lease obligations, in excess of One Million Dollars ($1,000,000) in any fiscal year.

Notwithstanding the above, Borrower is permitted to purchase the assets comprising the Poultry Diagnostics Business from Kirkegaard & Perry Laboratories ("KPL") pursuant to the Exchange Agreement dated April 14, 2000 by and between Borrower and KPL. The total purchase price of Six Million Dollars ($6,000,000) shall be comprised of Three Million Five Hundred Thousand Dollars ($3,500,000) cash payment to KPL at closing; One Million Dollars ($1,000,000) cash payment to KPL upon the successful transfer of manufacturing to Borrower; and a three-year royalty agreement not to exceed One Million Five Hundred Thousand Dollars ($1,500,000).

5.07 OPERATING LEASE EXPENDITURES. Make or incur obligations for operating leases for real or personal property in excess of Two Hundred Thousand Dollars ($200,000) in any fiscal year.

5.08 DIVIDENDS. Declare or pay any dividend or make any other distribution on any of its capital stock now outstanding or hereafter issued or purchase, redeem or retire any of such stock other than in dividends or distributions payable in Borrower's capital stock, except for the repurchase of Borrower's capital stock from officers, directors, employees or consultants of Borrower upon termination of their employment with or rendering of service to Borrower.

5.09 SUBORDINATED LIABILITIES. Make any payments on any Borrower's obligation subordinated to the obligations to Bank, other than in accordance with the provisions of any subordination agreement executed by the Bank and the subordinated debt holder.

6.  EVENTS OF DEFAULT
    -----------------

The occurrence of any of the following events of default ("Events of Default") shall, at Bank's option, terminate Bank's commitment to lend and make all sums of principal and interest then remaining unpaid on all Borrower's indebtedness to Bank immediately due and payable, all without demand, presentment or notice, all of which are hereby expressly waived:

6.01 FAILURE TO PAY. Failure to pay any installment of principal or of interest on any indebtedness of Borrower to Bank within five (5) days of its due date.

6.02 BREACH OF COVENANT. Failure of Borrower to perform any other term or condition of this Agreement or any Loan Document binding upon Borrower.

6.03 BREACH OF WARRANTY. Any of Borrower's representations or warranties made herein or any statement or certificate at any time given in writing pursuant hereto or in connection herewith shall be false or misleading in any respect.

6.04 INSOLVENCY; RECEIVER OR TRUSTEE. Borrower shall become insolvent; or admit its inability to pay its debts as they mature; or make an assignment for the benefit of creditors; or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business.

6.05 JUDGMENTS, ATTACHMENTS. Any money judgment in excess of Fifty Thousand Dollars ($50,000), writ or warrant of attachment, or similar process shall be entered or filed against Borrower or any of its assets and shall remain unvacated, unbonded or unstayed for a period of ten (10) days or in any event later than five (5) days prior to the date of any proposed sale thereunder.

6.06 BANKRUPTCY. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against Borrower and, if instituted against it, shall not be dismissed within thirty (30) days thereafter.

6.07 REVOCATION OF GUARANTEE AND/OR SUBORDINATION AGREEMENT. Any guarantee or subordination agreement required hereunder is breached or becomes ineffective; or any Guarantor or subordination creditor disavows or attempts to revoke or terminate such guarantee or subordination agreement.

6.08 CESSATION OF BUSINESS. Borrower shall voluntarily suspend its business.

6.09 ADVERSE CHANGE. Any change which, in the opinion of Bank, is materially adverse to the financial condition of Borrower or any Guarantor; or should Bank, for any reason, believe that the prospect of Borrower's payment or performance hereunder or under any other agreement or instrument with Bank be impaired.

6.10 OTHER DEFAULTS. Borrower shall commit or do or fail to commit or do any act or thing which would constitute an event of default under any of the terms of any other agreement, document or instrument executed or to be executed by it concerning the obligation to pay money.

6.11 ADVANCES. Notwithstanding anything to the contrary contained herein, Bank shall have no duty to make advances while any event of default exists notwithstanding any cure period provided for herein.



7.  MISCELLANEOUS PROVISIONS
    ------------------------

7.01 FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of Bank or any holder of notes issued hereunder, in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement or any note (s) issued in connection with a Loan that Bank may make hereunder, are cumulative to, and not exclusive of, any rights or remedies otherwise available.

7.02 COUNTERPARTS; ENTIRE AGREEMENT. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. This Agreement, and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

7.03 ATTORNEY'S FEES. Borrower will pay promptly to Bank without demand after notice, with interest thereon from the date of expenditure at the rate applicable to the Loan, reasonable attorneys' fees and all costs and expenses paid or incurred by Bank in collecting or compromising the Loan after the occurrence of an Event of Default, whether or not suit is filed. If suit is brought to enforce any provision of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and court costs in addition to any other remedy or recovery awarded by the court.

7.04 ADDITIONAL REMEDIES. The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by law against Borrower or any other person, including but not limited to Bank's rights of setoff or banker's lien.

7.05 INUREMENT. The benefits of this Agreement shall inure to the successors and assigns of Bank and the permitted successors and assigns of Borrower.

7.06 APPLICABLE LAW. This Agreement and all other agreements and instruments required by Bank in connection therewith shall be governed by and construed according to the laws of the state of California, to the jurisdiction of whose courts the parties hereby agree to submit.

7.07 OFFSET. In addition to and not in limitation of all rights of offset that Bank or other holder of the Loan may have under applicable law, Bank or other holder of any note issued hereunder shall, upon the occurrence of any Event of Default or any event which with the passage of time or notice would constitute such an Event of Default, have the right to appropriate and apply to the payment of the Loan any and all balances, credits, deposits, accounts or monies of Borrower then or thereafter with Bank or other holder, within ten (10) days after the Event of Default, and notice of the occurrence of any Event of Default by Bank to Borrower.

7.08 SEVERABILITY. Should any one or more provisions of the Agreement be determined to be illegal or unenforceable, all other provisions nevertheless shall be effective.

7.09 TIME OF THE ESSENCE. Time is hereby declared to be of the essence of this Agreement and of every part hereof.

7.10 ACCOUNTING. All accounting terms shall have the meanings applied under generally accepted accounting principles unless otherwise specified.

7.11     REFERENCE PROVISION.

(a) Other than (i) nonjudicial foreclosure and all matters in connection therewith regarding security interests in real or personal property; or (ii) the appointment of a receiver, or the exercise of other provisional remedies (any and all of which may be initiated pursuant to applicable law), each controversy, dispute or claim between the parties arising out of or relating to this Credit Agreement, any security agreement executed by Borrower in favor of Bank or any note executed by Borrower in favor of Bank or any other agreement or instrument issued in favor of Bank by Borrower (collectively in this Section, the "Agreement") which controversy, dispute or claim is not settled in writing within thirty (30) days after the "Claim Date" (defined as the date on which a
                                   ----------
party subject to this Agreement gives written notice to all other parties that a controversy, dispute or claim exists), will be settled by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the
                                                               -------
California Code of Civil Procedure, or their successor section ("CCP"), which
                                                                 ---
shall constitute the exclusive remedy for the settlement of any controversy, dispute or claim concerning this Agreement, including whether such controversy, dispute or claim is subject to the reference proceeding and except as set forth above, the parties waive their rights to initiate any legal proceedings against each other in any court or jurisdiction other than the Superior Court in the County where the Real Property, if any, is located or Los Angeles County if none (the "Court"). The referee shall be a retired Judge of the Court selected
      -----
by mutual agreement of the parties, and if they cannot so agree within forty-five (45) days after the Claim Date, the referee shall be promptly selected by the Presiding Judge of the Court (or his representative). The referee shall be appointed to sit as a temporary judge, with all of the powers for a temporary judge, as authorized by law, and upon selection should take and subscribe to the oath of office as provided for in Rule 244 of the California Rules of Court (or any subsequently enacted Rule). Each party shall have one peremptory challenge pursuant to CCP (S)170.6. The referee shall (a) be requested to set the matter for hearing within sixty (60) days after the date of selection of the referee and (b) try any and all issues of law or fact and report a statement of decision upon them, if possible, within ninety (90) days of the Claim Date. Any decision rendered by the referee will be final, binding and conclusive and judgment shall be entered pursuant to CCP (S)644 in any court in the state of California having jurisdiction. Any party may apply for a reference proceeding at any time after thirty (30) days following notice to any other party of the nature of the controversy, dispute or claim, by filing a petition for a hearing and/or trial. All discovery permitted by this Agreement shall be completed no later than fifteen (15) days before the first hearing date established by the referee. The referee may extend such period in the event of a party's refusal to provide requested discovery for any reason whatsoever, including, without limitation, legal objections raised to such discovery or unavailability of a witness due to absence or illness. No party shall be entitled to "priority" in conducting discovery. Depositions may be taken by either party upon seven (7) days written notice, and request for production or inspection of documents shall be responded to within ten (10) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding upon the parties. Pending appointment of the referee as provided herein, the Superior Court is empowered to issue temporary and/or provisional remedies, as appropriate.

(b) Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of all hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter except that when any party so requests, a court reporter will be used at any hearing conducted before the referee. The party making such a request shall have the obligation to arrange for and pay for the court reporter. The costs of the court reporter at the trial shall be borne equally by the parties.

(c) The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the state of California. The rules of evidence applicable to proceedings at law in the state of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that will be binding upon the parties. The referee shall issue a single judgment at the close of the reference proceeding which shall dispose of all of the claims of the parties that are the subject of the reference. The parties hereto expressly reserve the right to contest or appeal from the final judgment or any appealable order or appealable judgment entered by the referee. The parties hereto expressly reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

(d) In the event that the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by the reference procedure herein described will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge of the Court, in accordance with the California Arbitration Act, (S)1280 through (S)1294.2 of the CCP as amended from time to time. The limitations with respect to discovery as set forth hereinabove shall apply to any such arbitration proceeding.


7.12 This Agreement may be modified only by a writing signed by all parties hereto.



This Agreement is executed on behalf of the parties by duly authorized officers as of the date first above written.


IMPERIAL BANK                          SYNBIOTICS CORPORATION
("BANK")                               ("BORROWER")


By:  /s/ Jamie L. Harney               By:  /s/ Michael K. Green
     -------------------                    --------------------
         Jamie L. Harney                        Michael K. Green

Its:  Vice President                   Its:  Vice President - Finance


By:                                    By:
    --------------------                    --------------------

Its:                                   Its:

                                  SCHEDULE 2.01


                             BORROWER'S INVESTMENTS



SUBSIDIARIES OF SYNBIOTICS CORPORATION:
---------------------------------------

W3Commerce LLC
125 S. Tremont Street, #C
Oceanside, CA 92054


Synbiotics Europe S.A.S.
299 Avenue Jean-Jaures
69007 Lyons, France

                               SCHEDULE 4.05 (c)

                             COMPLIANCE CERTIFICATE
with Schedule I thereto


TO:  IMPERIAL BANK
     Orange County Regional Headquarters
     695 Town Center Drive, Suite 100
     Costa Mesa, CA 92626-1924
     Attention: Commercial Loans
     Fax (714) 641-2219


     THIS COMPLIANCE CERTIFICATE is furnished pursuant to Section 4.05(c) of that certain Credit Agreement (the "Agreement") dated as of April ____, 2000, between Synbiotics Corporation ("Borrower") and IMPERIAL BANK ("Bank"). Unless otherwise defined herein, initially capitalized terms used in this Compliance Certificate have the meanings described in the Agreement.

     THE UNDERSIGNED HEREBY CERTIFIES THAT:

     (1) The undersigned is the duly elected and serving President or Chief Financial Officer of Borrower.

     (2) The undersigned has reviewed the terms of the Agreement and the Loan Documents, and has made, or has caused to be made under the undersigned's supervision, a detailed review of the transactions and conditions of the Borrower during the accounting period covered by the attached financial statements;

     (3) The examinations described in Paragraph (2) above did not disclose, and the undersigned has no knowledge of, the existence of any condition or event which constitutes an Event of Default or Unmatured Event of Default during, or at the end of, the accounting period covered by the attached financial statement or as of the date of this certificate, except as set forth below;

     (4) Schedule I and Exhibit 1(financial statements) attached hereto and incorporated by this references set forth financial data and computations evidencing Borrower's compliance with the Agreement, all of which data and computations are true, complete and correct.

     (5) Described below are the exceptions, if any, to Paragraph (3) above which list, in detail, the nature of the condition or event, the period during which it has existed and the action which Borrower has taken, is taking, or proposed to take with respect to each such condition or event:



________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

     This Compliance Certificate, together with the computations set forth in Schedule A and Exhibit 1 hereto and the financial statements delivered concurrently herewith in support hereof, are made and delivered this _______day of _______ , 2000.



     By: ________________________________
         President or Chief Financial Officer

                                   SCHEDULE I
                            TO COMPLIANCE CERTIFICATE



WORKING CAPITAL - SECTION 4.06
------------------------------
                                   Current Assets                                      ____________
                                   Minus:
                                   Current Liabilities                                 ____________

                                   Actual Working Capital                              ____________

                                   Required                                             $6,000,000

                                   In Compliance?                                       Yes     No

TANGIBLE NET WORTH - SECTION 4.07
---------------------------------
     (a)  Consolidated Tangible Net Worth as shown on March 31, 2000 Financial
          Statements (after giving effect to KPL Acquisition)                          ____________

     (b)  70% of cumulative Consolidated Net Income for all fiscal quarters from and including March 31, 2000 (determined without making any reduction in the amount thereof by reason of any net loss arising in any fiscal
          quarter)                                                                     ____________

     (c)  100% of proceeds received by Borrower or Subsidiaries after March 31,
          2000 through the sale of equity of Borrower or its subsidiaries
                                                                                       ____________

     (d)  100% of equity issued in connection with mergers and acquisitions
          after March 31, 2000                                                         ____________

     (e)  100% of proceeds resulting from extraordinary gains realized after
          March 31, 2000                                                               ____________

          Required Tangible Net Worth (sum of (a) through (e))                         ____________

          Actual Tangible Net Worth                                                    ____________

          In Compliance?                                                                Yes     No

FIXED CHARGE COVERAGE RATIO  - SECTION 4.08
-------------------------------------------
     (a)  Current Maturities of Long Term Debt                                  ____________
     (b)  Capital Lease Expense (for last fiscal four quarters)                 ____________
     (c)  Interest Expense (for last fiscal four quarters)                      ____________
     (d)  State and Federal Income Taxes (Cash Taxes Actually Paid)
          (for last fiscal four quarters)                                       ____________
     (e)  Total Fixed Charges for Last Fiscal Four Quarters
          (sum of (a) through (d))                                                                  ============
     (f)  Net Income After Taxes (for last fiscal four quarters)                ____________
     (g)  Interest Expense (for last fiscal four quarters)                      ____________
     (h)  Consolidated Income Tax Expense (for last fiscal four quarters)       ____________
     (i)  Depreciation and Income Tax Expense (for last fiscal four quarters)   ____________
     (j)  Rolling Four Quarter EBITDA (sum of (f) through (i))                                      ============

          Required Fixed Charge Coverage Ratio                                                       1.50:1.00
                                                                                                    ____________

          Actual Fixed Charge Coverage Ratio ((j) divided by (e))                                   ____________

          In   Compliance?                                                                            Yes   No

For test periods 3/31/00; 6/30/00; and 9/30/00, EBITDA will be calculated per
Section 4.09 of the Credit Agreement


FUNDED SENIOR DEBT TO EBITDA
----------------------------
     (a)  Consolidated Total Senior Indebtedness
          (including outstanding Letters of Credit)                                ____________
     (b)  Capital Leases                                                           ____________
     (C)  Total Senior Indebtedness (sum of (a) through (b))                                       ============
     (d)  Net Income After Taxes (for last fiscal four quarters)                   ____________
     (e)  Interest Expense (for last fiscal four quarters)                         ____________
     (f)  Consolidated Income Tax Expense (for last fiscal four quarters)          ____________
     (g)  Depreciation and Income Tax Expense (for last fiscal four quarters)      ____________
     (h) Rolling Four Quarter EBITDA (sum of (d) through (g))                                      ============

          Required Funded Senior Debt to EBITDA Ratio                                              ____________

          Actual Funded Senior Debt to EBITDA Ratio ((c) divided by (h))                           ____________

          In Compliance?                                                                             Yes   No

For test periods 3/31/00; 6/30/00; and 9/30/00, EBITDA will be calculated per
Section 4.09 of the Credit Agreement

                                  SCHEDULE 5.02

                             PERMITTED INDEBTEDNESS

Convertible Promissory Noted dated January 12, 2000 in the amount of Fourteen Thousand Sixty-two Dollars ($14,062.00) from Synbiotics Corporation ("Maker") to Kimberley Lind ("Payee")

Convertible Promissory Noted dated January 12, 2000 in the amount of Twenty-eight Thousand One Hundred Twenty-five Dollars ($28,125.00) from Synbiotics Corporation ("Maker") to Drew Keene ("Payee")

Convertible Promissory Noted dated January 12, 2000 in the amount of Twenty-eight Thousand One Hundred Twenty-five Dollars ($28,125.00) from Synbiotics Corporation ("Maker") to Steven Usrey ("Payee")

Convertible Promissory Noted dated January 12, 2000 in the amount of Twenty-eight Thousand One Hundred Twenty-five Dollars ($28,125.00) from Synbiotics Corporation ("Maker") to Tim Mudd ("Payee")

Convertible Promissory Note dated January 12, 2000 in the amount of Forty-two Thousand One Hundred Eighty-seven Dollars and Fifty Cents ($42,187.50) from Synbiotics Corporation ("Maker") to Mark Brunel-Cohen ("Payee")

Convertible Promissory Note dated January 12, 2000 in the amount of Fifty-six Thousand Two Hundred Fifty Dollars ($56,250.00) from Synbiotics Corporation ("Maker") to Rigdon Currie ("Payee")

Convertible Promissory Note dated January 12, 2000 in the amount of Eighty-four Thousand Three Hundred Seventy-five Dollars ($84,375.00) from Synbiotics Corporation ("Maker") to Regan Francis Carey ("Payee")

Convertible Promissory Note dated January 12, 2000 in the amount of Three Hundred Thirty-seven Thousand Five Hundred Dollars ($337,500.00) from Synbiotics Corporation ("Maker")to Edward Brunel-Cohen ("Payee")

Convertible Promissory Note dated January 12, 2000 in the amount of Four Hundred Twenty-one Thoursand Eight Hundred Seventy-five Dollars ($421,875.00) from Synbiotics Corporation ("Maker") to Donna Lucas-Mudd ("Payee")

Convertible Promissory Note dated January 12, 2000 in the amount of One Million Seven Hundred Seventy-one Thousand Eight Hundred Seventy-five Dollars ($1,771,875.00) from Synbiotics Corporation ("Maker") to Colin Lucas-Mudd ("Payee")

                                  SCHEDULE 5.03

                                 PERMITTED LIENS

UCC Financing Statement, #9513760936 filed on May 15, 1995
          Secured Party: Copelco Capital Inc.
          Debtor:        Synbiotics Corporation

UCC Financing Statement, #9616460594 filed on June 10, 1996
          Secured Party: Bankers Leasing Association, Inc.
          Debtor:        Synbiotics Corporation

UCC Financing Statement, #9620560318 filed on July 19, 1996
          Secured Party: Bankers Leasing Association, Inc.
          Debtor:        Synbiotics Corporation

UCC Financing Statement, #9710761031 filed on April 15, 1997
          Secured Party: Canon Financial Services, Inc.
          Debtor:        Synbiotics Corporation

UCC Financing Statement, #9824660102 filed on August 31, 1998
          Secured Party: Inter-Tel Leasing Inc.
          Debtor:        Synbiotics Corporation

UCC Financing Statement, #9824660292 filed on August 31, 1998
          Secured Party: Inter-Tel Leasing Inc.
          Debtor:        Synbiotics Corporation

UCC Financing Statement, #9912360657 filed on April 26, 1999
          Secured Party: General Electric Capital Business Asset Funding Corp.
          Debtor:        Synbiotics Corporation

UCC Financing Statement, #99146C0331 filed on May 24, 1999 - Assignment
          Secured Party: Celtic Leasing Corp.
          Debtor:        Synbiotics Corporation
          Assignee:      General Electric Capital Business Asset Funding Corp.

UCC Financing Statement, #99355C0326 filed on December 15, 1999
          Secured Party: General Electric Capital Business Asset Funding Corp.
          Debtor:        Synbiotics Corporation